Exhibit 10.2

2006 Ameren Executive Incentive Plan
Officer Level

SUMMARY
The Ameren Executive Incentive Plan (EIP) is intended to reward Officers for their contributions to Ameren’s success. The EIP is funded based on earnings per share (EPS) performance, and rewards leaders on corporate EPS performance and individual performance. The plan is approved by the Human Resources Committee of the Board of Directors.

EIP ELIGIBILITY
All Officers who are actively employed on December 31, 2006 are eligible to participate in the Executive Incentive Plan pursuant to the terms described herein. Additionally, Officers who retire, decease, become disabled during 2006 (the plan year), or whose employment is involuntarily terminated as a result of a reduction in force, elimination of position, or change in strategic demand are eligible to participate in the EIP pursuant to the terms described herein.

Officers who voluntarily terminate employment, for reasons other than retirement, death or disability during the plan year or following the plan year, but before awards are paid, forfeit participation in the EIP. Additionally, Officers who are involuntarily terminated for any reason other than a reduction in force, elimination of a position, or change in strategic demand, during the plan year or following the plan year, but before awards are paid, forfeit participation in the EIP.

EIP FUNDING
EIP funding is the total amount of incentive money available for award to employees. The EIP is funded based on the achievement of Ameren Corporation’s earnings per share (EPS) for the plan year (achievement levels may be adjusted to reflect refunds and rate changes under regulatory sharing plans or other extraordinary one-time events).

Three levels of EPS achievement will be established to reward eligible employees for progress achieved in overall EPS performance. Achievement of EPS falling between the established levels will be interpolated. The three levels are defined as:

1.
Threshold: This is the minimum level of corporate financial achievement for incentive awards to be available. Since the payment of incentives reflects a large cost to the organization, Ameren must achieve this level of EPS to justify the payment given our fiduciary responsibility to our owners - the shareholders.

2.	Target: This is Ameren’s targeted level of financial achievement. This is the level our shareholders and Wall Street expect Ameren to achieve.

3.
Maximum: This level shares higher rewards in years of strong financial performance. This level will be very difficult to achieve, but in years of outstanding performance, officers will share in Ameren’s success.

AWARD OPPORTUNITIES
Award opportunity percentages are set by the Human Resources Committee of the Board of Directors. Officers will receive specific communications regarding their incentive target opportunity.

People are the Foundation of our Success and the Key to Achieving our Vision

PERFORMANCE COMPONENT WEIGHTINGS
The EIP includes two performance award components: EPS performance and individual performance. The performance award components are the measures used to determine an award payment. Each component is weighted. This weight indicates how much of the available funding will be available for each component.

The weightings for the 2006 plan are:

EPS                   50%
Business Line KPIs/Individual    50%

EPS: This component is the corporate level of measurement; Ameren’s earnings per share achievement. Fifty percent of the available bonus funds will be available for payment to each officer based on corporate success.

Business Line/Individual: Each officer will have 50% of their available bonus determined by their personal contributions to business performance as assessed by the officer to whom they report.

EIP PAYOUT
Awards will be paid by March 15th, 2007. The award opportunity is based on the officer’s salary as of December 31, 2006 (or upon the officer’s salary at the time of retirement, death or disability). Awards will be prorated based on the amount of time worked during the plan year for eligible employees who: 1) are hired after the plan year begins; 2) retire during the plan year; 3) decease during the plan year; 4) become disabled during the plan year; or 5) are involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand.

The Human Resources Committee of the Board of Directors will approve the final amount of payment upon recommendation of the CEO of Ameren Corporation.

CONTACT
Questions regarding this plan may be directed to the Managing Supervisor, Compensation & Performance at (314) 554-2049.

People are the Foundation of our Success and the Key to Achieving our Vision